DIGITAL POWER CORPORATION

EXHIBIT 99.1

AUDIT COMMITTEE CHARTER

PURPOSE

The primary responsibility of the Audit Committee (the “Committee”) is to assist the Board of Directors (the “Board”) of Digital Power Corporation (the “Company”) in overseeing management’s conduct of the Company’s financial reporting process. The Committee performs this role by reviewing the financial reports and other financial information released by the Company,  the annual independent audit of the Company’s financial statements by the Company’s independent auditors (the “Auditors”), and the Company’s legal compliance and ethics programs.

The Committee has sole responsibility for the retention, compensation, and oversight of the Auditors. The Auditors report directly to the Committee. The Committee also serves as an independent monitor of the Company’s financial reporting process and internal control over financial reporting. The Committee shall adopt procedures to allow the free flow of information to the Committee regarding the Company’s internal control over financial reporting and any concerns by officers or employees of the Company or the Auditors regarding accounting and auditing matters. In discharging its oversight role, the Committee is empowered to investigate any matters brought to its attention. In such investigations, the Committee shall have full access to all books, records, facilities, and personnel of the Company, and the power to retain outside counsel, auditors, or other experts. The Committee shall receive the funding reasonably necessary to retain the Auditors to perform its audit, and to retain any other experts required by the Committee to carry out its responsibilities.

MEMBERSHIP

The Committee shall be comprised of not less than two members of the Board, each of whom shall be an independent director in accordance with the rules of SEC and applicable law. Accordingly, no member shall have a relationship with the Company that interferes with the exercise of his or her independence from the Company and its management.  Each member shall be able to read and understand fundamental financial statements, including a company’s balance sheet, income statement, and cash flow statement, and at least one member of the Committee shall be a financial expert, in that he or she has past employment experience in finance or accounting, requisite professional certification in accounting, or any other comparable experience or background which results in the individual’s financial sophistication, as determined by the Board in accordance with the rules of the rules and regulations of the SEC and any other applicable law. Committee members shall be appointed by the Board.

MEETINGS; ATTENDANCE

The Committee shall meet at least quarterly. In addition, the Committee shall meet at least once annually with the Auditors, and with the chief financial officer (and other management as appropriate) in separate sessions to discuss any matters that the Committee or these other individuals believe should be discussed privately, and to resolve any disputes that may arise between management and the Auditors. The Committee shall also meet at least quarterly with management to discuss the Company’s system of internal control over financial reporting and management’s evaluation of the effectiveness of these controls.

A majority of Committee members shall constitute a quorum, but members of the Committee should endeavor to be present, in person or by telephone, at all meetings. The Chairperson of the Board may request that members of management and representatives of the Auditors be present at Committee meetings.

MINUTES OF MEETINGS

Minutes of each meeting shall be prepared and provided to Committee members and made available to the directors who are not members of the Committee.

DETAILED RESPONSIBILITIES

The Committee’s job is one of oversight. While the Committee has the responsibilities and powers set forth in this Charter, it is not the duty of the Committee to plan or conduct audits or to determine that the Company’s financial statements are complete and accurate and are in accordance with generally accepted accounting principles. This is the responsibility of management and the Auditors.

The following is a list of the regular functions of the Committee. These functions are set forth as a guide, with the understanding that the Committee may diverge from this guide as appropriate:

          1.     The Committee shall have the sole authority to appoint the Auditors to be retained by the Company and approve the compensation of the Auditors. The Committee shall evaluate and have the sole authority to discharge or replace the Auditors (subject, if deemed appropriate, to shareholder ratification).

          2.     The Committee shall ensure the receipt from the Auditors of a formal written statement delineating all relationships between the Auditors and the company, and the Committee shall actively engage in a dialogue with the Auditors with respect to any disclosed relationships or services that may impact the objectivity and independence of the Auditors, and  for taking, or recommending that the full Board take appropriate action to oversee the independence of the Auditors.

          3.     The Committee shall approve in advance the provision by the Auditors of all services whether or not related to the audit. The Company shall provide for appropriate funding, as determined by the Committee, for payment of compensation to the Auditors retained by the Company for the purpose of rendering or issuing an audit report.

          4.     The Committee shall review the appointment and replacement of the lead independent audit partner to ensure rotation in accordance with applicable law. The Committee shall request and review reports of the Auditors on all material written communications between the Auditors and management.

          5.     At least once each fiscal quarter, the Committee shall discuss with management and the Auditors: (i) all significant deficiencies and material weaknesses in the design or operation of the Company’s internal control over financial reporting which are reasonably likely to adversely affect the Company’s ability to record, process, summarize, and report financial information; (ii) any fraud, whether or not material, that involves management or other employees who have a significant role in the Company’s internal control over financial reporting, (iii) the resolution of any identified weaknesses, and (iv) the assessments of such internal control over financial reporting, and any significant changes in the internal control over financial reporting, required to be disclosed in the Company’s filings with the SEC or other publicly available documents.

          6.     The Committee shall review the scope of the audit and plan for the annual audit prior to its implementation.

          7.      The Committee shall adopt procedures for the receipt, retention, and treatment of complaints received by the Company, and for the confidential, anonymous submission of concerns to the Committee by the Company’s employees, relating to accounting, internal accounting controls or auditing matters.

          8.     The Committee shall review and approve any related-party transactions involving the Company to the extent required by AMEX.

          9.     The Committee shall review the adequacy of this Charter on an annual basis. In addition, the Committee shall perform such other functions as necessary and appropriate under law, the rules of AMEX, the Company’s certificate of incorporation or bylaws, and the resolutions and other directives of the Board.

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